Ligand Reports Second Quarter 2026 Financial Results

Second quarter performance driven by strong year-over-year royalty revenue growth of 32%

Raises Low End of 2026 Adjusted EPS Guidance; Revenue Guidance Unchanged

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., August 6, 2026 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and six months ended June 30, 2026, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the results and answer questions.
“Ligand delivered another strong quarter, with royalty revenue growing 32% year-over-year and continued momentum from Filspari following its FSGS approval by the FDA,” said Todd Davis, CEO of Ligand. “During the quarter, we also completed a $700 million convertible debt financing at a 0% interest rate, giving us access to low cost capital while maintaining a disciplined capital structure. Shortly after quarter-end, we closed our acquisition of XOMA Royalty, adding more than 120 commercial, clinical and preclinical-stage assets to our portfolio and further diversifying our royalty base across therapeutic areas, development stages, and partners. This transaction meaningfully strengthens our position as a leading biopharma royalty aggregator and, combined with our broadened portfolio, positions Ligand for a strong second half of 2026 and beyond.”
Financial Results

Second Quarter 2026 Financial Results
Second-quarter 2026 results reflect continued strong momentum in the royalty business, with royalty revenue increasing 32% year-over-year.
Total revenues and income for the second quarter of 2026 were $63.7 million, compared with $47.6 million for the same period in 2025. The 34% increase was primarily driven by higher royalty revenue. Royalties totalled $48.0 million, compared with $36.4 million in the prior-year period, with the 32% increase primarily attributable to royalties earned on Travere Therapeutics’ Filspari, Pelthos Therapeutics’ Zelsuvmi, and Merck’s Ohtuvayre. Captisol® sales were $8.0 million, compared with $8.3 million in the second quarter of 2025. Contract revenue and income were $7.7 million compared with $2.9 million in the prior-year period, with the increase primarily attributable to the timing of milestone events under partner agreements.
Cost of Captisol was $3.2 million for the second quarter of 2026, compared with $2.9 million in the same period of 2025, reflecting lower gross margins due to changes in customer mix. Amortization of intangibles was $8.1 million, compared with $8.3 million in the prior-year period. Research and development expense was $14.7 million, compared with $6.6 million in the second quarter of 2025. The increase was primarily driven by the $12.3 million research and development funding arrangement with Orchestra BioMed, partially offset by the absence of research and development expenses associated with our former Pelthos business following the deconsolidation of LNHC, Inc. on July 1, 2025. General and administrative expense was $29.1 million compared with $20.2 million in the prior-year period. The increase was primarily attributable to transaction costs associated with the XOMA Acquisition, as well as higher employee-related costs, including increased headcount and share-based compensation, reflecting the Company’s continued investment in its origination and portfolio management functions.

Net non-operating income was $55.7 million for the second quarter of 2026, compared with $2.8 million in the same period of 2025. The increase was primarily driven by a $35.7 million non-cash gain related to changes in the fair value of the Company’s investments in Pelthos Therapeutics’ common stock and Series A convertible preferred stock, a $10.8 million increase in gains on short-term investments, and a $5.1 million increase in net interest income.
GAAP net income was $48.5 million, or $2.22 per diluted share for the second quarter of 2026, compared with $4.8 million, or $0.24 per diluted share, for the same period in 2025. Adjusted net income for the second quarter of 2026 was $50.8 million, or $2.37 per diluted share, compared with $32.0 million, or $1.60 per diluted share, for the same period in 2025, representing year-over-year growth of 59% and 48%, respectively. The increase was primarily driven by the 32% year-over-year growth in royalty revenue. Adjusted net income is a non-GAAP financial measure. See the table below for a reconciliation of GAAP net income to adjusted net income.
Year-to-Date Financial Results
Total revenues and income for the six months ended June 30, 2026 were $115.4 million, compared with $93.0 million for the same period in 2025. The 24% increase was primarily driven by higher royalty revenue. Royalties for the six months ended June 30, 2026 were $91.0 million, compared with $63.9 million for the prior year period, with the 42% increase primarily attributable to royalties earned on Travere Therapeutics’ Filspari, Pelthos Therapeutics’ Zelsuvmi, and Merck’s Ohtuvayre and Capvaxive. Captisol sales were $16.6 million, compared with $21.7 million for the same period in 2025, with the decrease primarily reflecting the timing of customer orders.
Cost of Captisol for the six months ended June 30, 2026 was $6.5 million, compared with $7.8 million for the same period in 2025, primarily due to lower Captisol sales. Research and development expenses were $16.8 million for the six months ended June 30, 2026, compared with $56.7 million for the same period in 2025. The decrease was primarily driven by the absence of the $44.3 million research and development funding charge recognized in the first quarter of 2025 in connection with the D-Fi royalty rights acquired in the Castle Creek Transaction, as well as the absence of $6.4 million of research and development expense associated with our former Pelthos business following the deconsolidation of LNHC, Inc. on July 1, 2025. These decreases were partially offset by the $12.3 million research and development funding arrangement expense recognized in the second quarter of 2026 related to Orchestra BioMed. General and administrative expense were $50.0 million for the six months ended June 30, 2026, compared with $39.0 million for the same period in 2025. The increase was primarily attributable to transaction costs associated with the XOMA Acquisition, as well as higher employee-related costs, including increased headcount and share-based compensation, reflecting the Company’s continued investment in its origination and portfolio management functions.
Non-operating income, net, was $14.1 million for the six months ended June 30, 2026, compared with non-operating expense, net, of $11.2 million for the same period in 2025. The $25.3 million year-over-year improvement was primarily driven by a $27.1 million increase in gains on short-term investments and a $9.1 million increase in net interest income, partially offset by a $13.5 million non-cash loss related to changes in the fair value of the Company’s investments in Pelthos Therapeutics common stock and Series A convertible preferred stock.
GAAP net income was $35.2 million, or $1.63 per diluted share for the six months ended June 30, 2026, compared with GAAP net loss of $37.6 million, or $1.95 per share, for the same period in 2025. Adjusted net income for the six months ended June 30, 2026 was $85.4 million, or $4.00 per diluted share, compared with $58.6 million, or $2.94 per diluted share, for the same period in 2025, representing year-over-year growth of 46% and 36%, respectively. The increase was primarily driven by the 42% year-over-year growth in royalty revenue. Adjusted net income is a non-GAAP financial measure. See the table below for a reconciliation of GAAP net income (loss) to adjusted net income.
Liquidity and Capital Resources

As of June 30, 2026, Ligand had cash, cash equivalents, and short-term investments of $1.36 billion, compared with $733.5 million at December 31, 2025. The increase was primarily driven by the proceeds from the Company’s issuance of its convertible senior notes due 2031.
Following the completion of the XOMA Acquisition, Ligand has approximately $700 million of deployable capital available to pursue additional royalty acquisitions and strategic investments.

2031 Convertible Debt Financing

On June 25, 2026, Ligand completed its offering of $700 million aggregate principal amount of 0.00% convertible senior notes due 2031, including the full exercise of the initial purchasers’ option to purchase additional notes.
Net proceeds from the offering were approximately $679 million, after deducting fees and expenses. Ligand used approximately $82 million of the net proceeds to enter into a call spread overlay, consisting of convertible note hedge and warrant transactions, and approximately $60 million to repurchase 228,859 shares of its common stock at a price of approximately $262 per share.
The convertible note hedge transactions are intended to reduce the potential for dilution to Ligand’s common stock upon conversion of the notes. The warrant transactions increase the effective conversion price such that the warrants will not result in dilution unless Ligand’s common price exceeds $524.34 per share.
Ligand expects to use the remaining net proceeds from the offering for general corporate purposes, including potential royalty acquisitions, strategic investments, and other growth initiatives.
2026 Financial Guidance Update

Ligand is reaffirming its 2026 full-year revenue guidance and is raising the low end of its adjusted earnings per diluted share guidance range, reflecting stronger than previously anticipated cost synergies from the XOMA Acquisition, incremental net interest income resulting from proceeds of the 2031 Notes, and reduced share count following the Company’s share repurchase in connection with the convertible debt financing. Ligand continues to expect the following:

•Full-year 2026 royalty revenue to be in the range of $225 million to $250 million
•Revenue from sales of Captisol is unchanged at $35 million to $40 million
•Contract revenue of $10 million to $20 million
•Total revenue of $270 million to $310 million
•Adjusted earnings per diluted share1 of approximately $9.00 to $9.50 for the full year (previously $8.50 to $9.50)
This guidance reflects the completion of the XOMA Acquisition on its previously anticipated timeline, consistent with the partial-year contribution contemplated in guidance issued earlier this year.
XOMA Acquisition

On July 14, 2026, Ligand announced completion of the acquisition of XOMA Royalty, a biotechnology royalty aggregator. Details of the transaction are as follows:
•Each outstanding share of XOMA Royalty common stock was converted into the right to receive (i) $39.00 in cash and (ii) one contingent value right (CVR) representing the holder’s right to receive potential future payments derived from the CVR trust’s interest in XOMA Royalty LLC in connection with the Holding Company Reorganization (as defined in the merger agreement);
•The closing of the transaction met Ligand’s original timeline expectations. We believe the transaction will be immediately accretive and to add approximately $0.50 and $1.50 per share to Ligand’s projected 2026 and 2027 adjusted earnings per share2; and
•Ligand funded the transaction through cash on hand and expects to retain sufficient capital capacity to continue executing its capital deployment strategy of investing approximately $150 million to $250 million annually in high-value royalty assets.
1 The financial outlook, expectations and other forward-looking statements provided by Ligand for 2026 and beyond reflect Ligand’s judgment based on the information available at the time of this release. Please see the “Cautionary Note Regarding Forward-looking Statements” section in this release for factors that may impact Ligand’s ability to meet expectations.
2 Ligand reports adjusted earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted earnings per share is a non-GAAP financial measure.

The XOMA Acquisition strengthens Ligand’s royalty portfolio by adding seven commercial products, including Roche’s VABYSMO® (faricimab-svoa), Servier’s OJEMDA™ (tovorafenib), and Zevra Therapeutics’ MIPLYFFA® (arimoclomol). Additionally, the acquisition adds 14 late-stage development programs, featuring Takeda’s mezagitamab and certain assets from Takeda’s externalized asset portfolio, such as osavampator, volixibat, and OHB-607, along with more than 100 assets in various stages of development to Ligand’s portfolio. As a result, Ligand’s portfolio has more than doubled in size, now comprising over 200 commercial, clinical, and preclinical stage royalty assets.
Key Portfolio Developments

Filspari
•On April 13, 2026, Travere announced the U.S. Food and Drug Administration (FDA) approved Filspari to reduce proteinuria in adult and pediatric patients aged 8 years and older with focal segmental glomerulosclerosis (FSGS), in patients without nephrotic syndrome. Filspari is currently the first and only medicine approved by the FDA for the treatment of FSGS, marking its expansion beyond IgA nephropathy (IgAN) into a second rare kidney disease.
•On June 19, 2026, Chugai announced that it filed a new drug application in Japan for sparsentan for the treatment of IgA Nephropathy.
•On August 4, 2026, Travere reported U.S. net product sales of Filspari of $141 million, representing 96% year-over-year growth driven by the strong FSGS launch and continued IgAN growth.

Ohtuvayre	•On August 4, 2026, Merck reported net sales of Ohtuvayre of $204 million with net product sales including a benefit from the timing of specialty pharmacy purchases in the U.S.
Qtorin rapamycin
•On May 4, 2026, Palvella announced the first patients have been dosed in LOTU, a Phase 2 clinical trial designed to evaluate the safety and efficacy of Qtorin rapamycin for the treatment of clinically significant angiokeratomas. Clinically significant angiokeratomas represent a rare, chronic and debilitating lymphatic malformation with no FDA approved therapies and an estimated more than 50,000 diagnosed patients in the U.S. Topline results from the Phase 2 trial are expected in the second half of 2027.
•On June 29, 2026, Palvella announced submission of the first module of its rolling NDA to the FDA seeking approval of Qtorin 3.9% rapamycin for the treatment of microcystic lymphatic malformations (microcystic LMs). Palvella remains on track to submit the remaining modules and complete the NDA submission in the second half of 2026.
•On August 4 2026, Palvella announced the Phase 3 trial of Qtorin rapamycin for the treatment of cutaneous venous malformations is planned for the fourth quarter of 2026.

Capvaxive
•On June 18, 2026, Merck announced the FDA approved an expanded indication for Capvaxive to include children and adolescents aged 2 through 17 years who have completed a primary pediatric pneumococcal vaccination series and have one or more chronic medical conditions that put them at an increased risk for pneumococcal disease. With this approval, Capvaxive is the only pneumococcal conjugate vaccine (PCV) specifically indicated and studied in the U.S. for use in this patient population.
•On August 4, 2026, Merck reported net sales of Capvaxive of $184 million, an increase of 42% with the increase primarily driven by launch uptake in several international markets, particularly Asia Pacific and Europe as well as in the U.S.

Tzield
•On June 12, 2026, Sanofi announced the FDA granted accelerated approval in children aged 8 to 17 years recently diagnosed with stage 3 type 1 diabetes (“T1D”) to delay the decline in endogenous insulin production. Tzield is the first disease-modifying therapy for patients recently diagnosed with stage 3 T1D.

AVIM Therapy/VIRTUE SAB
•On May 6, 2026, Ligand fulfilled the previously scheduled tranche payment of $15 million to Orchestra BioMed under the royalty-based financing agreement.
•On May 12, 2026, Orchestra BioMed announced that it is targeting enrollment completion in the AVIM Therapy BACKBEAT trial in the third quarter of 2026. The updated timeline is supported by FDA approval of a reduction in sample size for the BACKBEAT trial to a target total of 284 evaluable randomized subjects, with a total enrollment target of 316 patients accounting for potential loss to follow-up. Orchestra BioMed is targeting top line data in the second quarter of 2027.

BOT/BAL
•On July 13, 2026, Agenus entered into a securities purchase agreement for a private placement of approximately $85 million in upfront gross proceeds, before the deduction of private placement expenses, and up to an additional $255 million upon the full exercise of purchase warrants. The financing was led by Commodore Capital, with participation from RA Capital Management, TCGX, Invus, and Ligand.
•On July 13, 2026 Agenus announced the discontinuation of the BATTMAN Phase 3 trial evaluating BOT/BAL in late-line metastatic microsatellite-stable (MSS) colon cancer and has reached alignment on key elements of the new ROBBIN Phase 3 trial design with the FDA. First dosing of the ROBBIN trial for the neoadjuvant treatment of MSS colon cancer is expected in the first quarter of 2027.

Lasofoxifene
•On May 7, 2026, LeonaBio announced it is amending the ELAINE-3 trial protocol to increase the sample size from 500 participants to up to 600 participants. The primary goal of the amendment is to help ensure that the trial will have the appropriate number of disease progression events. The Company expects to complete enrollment of the Phase 3 ELAINE-3 clinical trial in the fourth quarter of 2026 and to have topline data in the second half of 2027.

Ojemda
•On April 22, 2026, Ipsen announced Ojemda was granted conditional marketing authorization in the European Union as monotherapy for the treatment of patients 6 months of age and older with pediatric low-grade-glioma harboring a BRAF fusion or rearrangement, or BRAF V600 mutation, who have progressed after one or more prior systemic therapies.

Volixibat
•On May 4, 2026, our partner announced the primary endpoint was met in the VISTAS Phase 2b study evaluating volixibat, an investigational oral ileal bile acid transporter (IBAT) inhibitor, in patients with primary sclerosing cholangitis (PSC). Volixibat demonstrated a statistically significant and clinically meaningful 2.72 point reduction in the primary endpoint of cholestatic pruritus.
•On August 5, 2026, our partner announced volixibat was granted Breakthrough Therapy Designation for cholestatic pruritus due to PSC. Additionally, a pre-NDA meeting was held for volixibat in cholestatic pruritus due to PSC and additional discussions are planned before potential NDA submission.
•On August 5, 2026, our partner announced enrollment was completed in the VANTAGE Phase 2b study of volixibat in cholestatic pruritus due to primary biliary cholangitis (PBC) with topline results expected in Q1 2027.

Ersodetug
•On June 2, 2026, Rezolute announced positive interim data for its Phase 3 Uplift study in Tumor hyperinsulinism. The company expects to announce topline results for the fully enrolled open-label study in the second half of 2026.

Adjusted Financial Measures
Ligand reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP, and does not consider such measures superior to GAAP results. The Company also reports “core” versions of these measures, which exclude any gains on the sale of the Pelthos business.

Adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to evaluate management performance and determine certain elements of management compensation. GAAP results include items such as share‑based compensation expense, amortization of acquisition‑related and intangible assets, changes in contingent liabilities, mark‑to‑market adjustments on investments in public companies, transaction‑related costs and related tax effects, which are excluded from adjusted results and are detailed in the reconciliations included at the end of this press release.
Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its results and answer questions. To participate via telephone, please dial (833) 461-5787 using the conference ID 780702347. International participants outside of Canada may use the toll number +1(585) 542-9983. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals
Ligand is a leading royalty aggregator, partnering with biopharmaceutical companies to finance and advance late-stage clinical development programs. Ligand owns and manages one of the largest and most diversified portfolios of biopharmaceutical royalties in the industry, with economic interests in more than 200 development and commercial-stage assets. Ligand funds high-value programs in exchange for long-term economic interests, aligning capital with clinical and commercial success. Ligand’s royalty portfolio is designed to deliver consistent and predictable revenue streams across a broad range of therapeutic assets. Ligand also licenses its proprietary technologies, Captisol® and NITRICIL™, to support drug development and formulation across its global partner network. For more information, visit www.ligand.com or follow Ligand on X and LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Ligand’s current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners and other commercialization and marketing efforts; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2026 or 2027 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its financial guidance for 2026 or 2027; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of their agreements or the development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; Ligand may not realize the anticipated benefits from investments in financing instruments such as convertible notes, including the 2031 Notes; XOMA’s products pipeline; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the imposition and/or announcement of tariffs and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Lasofoxifene, a LeonaBio product, AVIM Therapy and Virtue SAB, Orchestra products, Botensilimab and Balstilimab, Agenus products, Filspari, a Travere Therapeutics product, Ohtuvayre, a Merck product, Tzield, a Sanofi product, and Qtorin rapamycin, a Palvella Therapeutics product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and Zelsuvmi. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the®,© and™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
References to “Ligand,” the “Company,” “we,” “our” and similar expressions include Ligand Pharmaceuticals Incorporated and our wholly-owned subsidiaries.
Contacts:
Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761
Media:
Kellie Walsh
media@ligand.com
(914) 315-6072
[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues and income:
Revenue from intangible royalty assets	$37,362	$30,084	$70,293	$51,671
Income from financial royalty assets	10,670	6,313	20,697	12,215
Royalties	48,032	36,397	90,990	63,886
Captisol	7,978	8,287	16,632	21,747
Contract revenue and income	7,683	2,943	7,793	7,327
Total revenues and income	63,693	47,627	115,415	92,960
Operating costs and expenses:
Cost of Captisol	3,214	2,907	6,487	7,756
Amortization of intangibles	8,097	8,258	16,194	16,515
Research and development	14,668	6,567	16,816	56,652
General and administrative	29,123	20,175	49,959	38,976
Fair value adjustments to partner program derivatives	—	1,276	—	833
Total operating costs and expenses	55,102	39,183	89,456	120,732
Operating income (loss)	8,591	8,444	25,959	(27,772)
Non-operating income and expenses:
Gain (loss) from short-term investments	11,754	939	15,623	(11,428)
Gain (loss) from change in fair value of equity-method investments and other investments	35,727	—	(13,502)	—
Interest income, net	5,550	468	10,458	1,372
Other non-operating expense, net	2,682	1,372	1,507	(1,129)
Total non-operating income (expenses), net	55,713	2,779	14,086	(11,185)
Income (loss) before income taxes	64,304	11,223	40,045	(38,957)
Income tax (expense) benefit	(15,796)	(6,376)	(4,882)	1,353
Net income (loss)	$48,508	$4,847	$35,163	$(37,604)

Basic net income (loss) per share	$2.42	$0.25	$1.76	$(1.95)
Shares used in basic per share calculation	20,063	19,327	19,974	19,259

Diluted net income (loss) per share	$2.22	$0.24	$1.63	$(1.95)
Shares used in diluted per share calculation	21,837	19,926	21,548	19,259

LIGAND PHARMACEUTICALS INCORPORATED
SELECTED BALANCE SHEET DATA
(unaudited, in thousands)

	June 30, 2026	December 31, 2025

Cash, cash equivalents and short-term investments	$1,357,758	$733,521
Accounts receivable, net	67,011	59,601
Total current and non-current financial royalty assets, net	207,210	219,669
Goodwill and intangible assets, net	310,785	326,979
Equity method investments	42,390	46,500
Other investments	114,483	121,451
Total assets	2,185,875	1,560,637

Accounts payable and accrued liabilities	41,272	34,691
Total current and non-current contingent liabilities	2,592	3,221
Convertible senior notes, net	1,126,594	446,192
Total liabilities	1,218,359	543,425

Total stockholders’ equity	$967,516	$1,017,212

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$48,508	$4,847	$35,163	$(37,604)
Adjustments:
Share-based compensation expense	13,653	9,997	24,249	17,833
Non-cash interest expense(1)	381	1,054	816	1,816
Amortization of intangible assets	8,097	8,258	16,194	16,515
Amortization of financial royalty assets(2)	1,248	4,177	2,446	6,742
Change in contingent liabilities(3)	(1,116)	52	(492)	1,931
Pelthos operating loss	—	8,467	—	13,212
(Gain) loss from short-term investments	(11,754)	(939)	(15,623)	11,428
Realized gain (loss) from short-term investments	9,541	—	10,731	(20)
Transaction costs	5,011	—	5,011	—
Provision for current expected credit losses on financial royalty assets	(222)	(420)	(201)	(750)
R&D funding expenses	12,328	857	12,328	46,027
(Gain) loss from derivative assets	(1,369)	71	(532)	245
(Gain) loss from change in fair value of equity-method investments and other investments(4)	(35,727)	—	13,502	—
Other	30	(2,221)	30	(1,778)
Income tax effect of adjusted reconciling items above	4,564	(2,276)	(11,654)	(16,221)
Excess tax (shortfall) benefit from share-based compensation(5)	(2,392)	41	(6,565)	(813)
Adjusted net income	$50,781	$31,965	$85,403	$58,563

Diluted per-share amounts attributable to common stockholders:
Diluted net income (loss) per share	$2.22	$0.24	$1.63	$(1.95)
Adjustments:
Share-based compensation expense	0.64	0.50	1.14	0.89
Non-cash interest expense(1)	0.02	0.05	0.04	0.09
Amortization of intangible assets	0.38	0.41	0.76	0.83
Amortization of financial royalty assets(2)	0.06	0.21	0.11	0.34
Change in contingent liabilities(3)	(0.05)	—	(0.02)	0.10
Pelthos operating loss	—	0.42	—	0.66
(Gain) loss from short-term investments	(0.55)	(0.05)	(0.73)	0.57
Realized gain (loss) from short-term investments	0.45	—	0.50	—
Transaction costs	0.23	—	0.23	—
Provision for current expected credit losses on financial royalty assets	(0.01)	(0.02)	(0.01)	(0.04)
Loss from equity method investment in Primrose Bio	—	—	—	—
R&D funding expenses	0.58	0.04	0.58	2.31
(Gain) loss from derivative assets	(0.06)	0.01	(0.02)	0.01
(Gain) loss from change in fair value of equity-method investments and other investments(4)	(1.67)	—	0.63	—
Other	—	(0.10)	—	(0.09)
Income tax effect of adjusted reconciling items above	0.24	(0.11)	(0.53)	(0.81)
Excess tax (shortfall) benefit from share-based compensation(5)	(0.11)	—	(0.31)	(0.04)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	—	—	0.07

Adjusted diluted net income per share	$2.37	$1.60	$4.00	$2.94

GAAP - weighted average number of common shares - diluted	21,837	19,926	21,548	19,259
Diluted effect of the 2030 Notes(6)	(409)	—	(224)	—
Shares excluded due to anti-dilutive effect on GAAP net loss	—	—	—	677
Adjusted weighted average number of common shares - diluted	21,428	19,926	21,324	19,936

LIGAND PHARMACEUTICALS INCORPORATED
2026 GUIDANCE
(Unaudited, in millions, except per share amounts)

	Low	High
Adjusted Net Income	$195	$206
Adjustments:
Share-based compensation expense	57	57
Non-cash interest expense	3	3
Amortization of intangibles(7)	32	32
Amortization of financial royalty assets	3	3
Orchestra Bio R&D Investment	12	12
Transaction Costs(8)	5	5
Income tax effect of adjusted reconciling items above	(24)	(24)
Total Adjustments	88	88
GAAP Net Income	$107	$118

Shares Outstanding	21.7	21.7
Adjusted Core Net Income Per Share	$9.00	$9.50
Adjustments on a per share basis	$4.06	$4.06

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our convertible debt instruments that may be settled in cash and revolving credit facility; and (c) non-cash interest income from notes receivable.
(2) Amounts represent a portion of the contract payments and royalty receipts that are applied to reduce the carrying balance of our financial royalty assets.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent loss from change in fair value of equity-method investment in Pelthos and Pelthos Series A Preferred Shares.
(5) Excess tax benefit (shortfall) from share-based compensation is recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.
(6) Excludes the dilutive effect of the 2030 Notes. Although the Company intends to settle the principal amount of the 2030 Notes in cash, diluted EPS is required to be calculated using the if-converted method under GAAP.
(7) Amortization of intangibles excludes the impact of intangible assets that may be recognized in connection with the XOMA Acquisition. Because the valuation of acquired assets and the related purchase accounting have not been finalized, the Company is unable to reasonably estimate the resulting amortization expense, which has therefore been excluded from its non-GAAP adjusted EPS guidance.
(8) Amounts represent transaction-related expenses incurred through June 30, 2026, primarily in connection with the XOMA Acquisition. The Company expects to incur additional acquisition and integration-related costs during the remainder of 2026. Because the amount and accounting treatment of such costs are dependent on post-closing activities and other factors that cannot be reasonably predicted, these costs have not been included in the Company’s non-GAAP adjusted EPS guidance.
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